UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): May 25, 2006
REPUBLIC PROPERTY TRUST
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	001-32699 (Commission File Number)	20-3241867 (IRS Employer Identification Number)

1280 Maryland Avenue, SW Suite 280 Washington, D.C. (Address of principal executive offices)	20024 (Zip Code)
(202) 863-0300
Registrant’s telephone number, including area code
Not applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.
          With respect to the mortgage loan agreement that the Subsidiaries (as defined below) entered into, the information disclosed below under “Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant” is incorporated by reference into this item.

Item 2.01.	Completion of Acquisition or Disposition of Assets.
          As previously disclosed on the Current Report on Form 8-K filed on March 24, 2006, Republic Property Limited Partnership (“RPLP”), Republic Property Trust’s (the “Trust”) operating partnership, entered into a Purchase and Sale Agreement (the “Purchase Agreement”) with SMII Fairfax LLC (the “Seller”) to acquire the fee interest in WillowWood I and II (the “WillowWood Buildings”). On May 25, 2006, the Trust, through RPB WillowWood I LLC and RPB WillowWood II LLC, two wholly owned subsidiaries of RPLP (each a “Subsidiary”), completed the acquisition of the WillowWood Buildings for $66 million, exclusive of acquisition-related transaction costs. The Seller is not affiliated with the Trust, RPLP, the Subsidiaries or any of the Trust’s other subsidiaries. The Purchase and Sale Agreement was previously filed with the Securities and Exchange Commission on March 24, 2006 as Exhibit 10.1 to the Current Report on Form 8-K dated March 22, 2006.
          The WillowWood Buildings are two Class A office buildings totaling approximately 250,000 rentable square feet that are part of a four-building office complex known as WillowWood Plaza in Fairfax, Virginia. RPLP, through wholly owned subsidiaries, currently owns the other two buildings in the park, WillowWood III and IV.
          The Subsidiaries funded the majority of the acquisition purchase price through a $46.4 million mortgage loan with Lehman Brothers Bank, FSB (“Lehman”). For a description of this mortgage loan, see “Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.” The balance of the purchase price was funded by the Trust’s revolving credit facility with KeyBank N.A., a copy of which was previously filed with the Securities and Exchange Commission on May 12, 2006 as Exhibit 10.5 to Form 10-Q for the quarterly period ended March 31, 2006.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
          On May 25, 2006, in connection with the acquisition of the WillowWood Buildings, the Subsidiaries received a $46.4 million fixed rate mortgage loan (“Loan”) from Lehman. The Loan (i) matures in 10 years, (ii) bears interest at a fixed rate of 6.2% per annum, and (iii) requires monthly installments of interest only commencing on July 11, 2006 up to and including the Loan’s maturity date. The Loan will mature on June 11, 2016, at which time the Subsidiaries must pay the outstanding principal balance, all accrued and unpaid interest on the principal balance and any other amounts due under the Loan. The Trust and RPLP provided (i) a guarantee for losses Lehman may sustain as a result of, among other things, fraud, misappropriation of funds, intentional misrepresentations, waste, bankruptcy and failure to comply with transferability restrictions; and (ii) a roll-over guarantee of up to $2.4 million to cover costs associated with tenant improvements and lease commissions at the WillowWood Buildings (each a “Guarantee”).

          In addition to the Guarantees, the Loan is secured by:
•	A perfected first priority lien on WillowWood I and WillowWood II (each a “Mortgage Property”);

•	A perfected first priority assignment of all of the Subsidiaries’ interest in the leases and rents at each Mortgage Property;

•	A perfected first priority security interest in certain cash management accounts; and

•	Indemnity Agreements that indemnify Lehman with respect to hazardous substances and environmental laws.
          The Subsidiaries do not have the right to prepay the Loan in whole or in part prior to March 11, 2016. On March 11, 2016, the Subsidiaries may, at their option and upon 15 days prior written notice to Lehman, prepay the Loan in whole or in part provided the Subsidiaries pay to Lehman all accrued and unpaid interest on the amount of principal being prepaid through and including the date of prepayment and, if such prepayment occurs on a date that is not an interest installment date, all interest that would have accrued on the amount of principal being prepaid after the date of such prepayment to the next interest installment date.
          The Loan contains customary covenants including, among others, limitations on the Subsidiaries’ right to (i) grant liens, (ii) cancel or forgive any material claim or debt, and (iii) dissolve or liquidate. The Loan also contains customary events of default, with corresponding cure periods, including, without limitation, (i) payment defaults, (ii) cross-defaults to other agreements and (iii) bankruptcy-related defaults.
          The foregoing does not purport to be a complete description of the terms of the Loan and is qualified in its entirety by reference to the Loan, a copy of which will be filed as an exhibit to the Trust’s Form 10-Q for the quarter ended June 30, 2006.
          From time to time, the Trust and RPLP may have customary commercial banking relationships with Lehman. Additionally, the Trust has had investment banking relationships with affiliates of Lehman.

Item 9.01.	Financial Statements and Exhibits.
          (a) Financial Statements of Businesses Acquired
          The Trust will file the required financial statements as soon as practicable, but in any case, not later than seventy-one calendar days after the date this Current Report on Form 8-K must be filed with the Securities and Exchange Commission.
          (b) Pro Forma Financial Information
          The Trust will file the required financial statements as soon as practicable, but in any case, not later than seventy-one calendar days after the date this Current Report on Form 8-K must be filed with the Securities and Exchange Commission.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REPUBLIC PROPERTY TRUST
Date: May 31, 2006	By:	/s/ Gary R. Siegel
By: Gary R. Siegel
		Title:	Chief Operating Officer